Rhinebeck Bancorp, Inc. Reports Results for the Three and Nine Months Ended September 30, 2021

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, October 28, 2021 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended September 30, 2021 of $2.7 million ($0.25 per basic and diluted share), which was $1.5 million, or 133.5%, more than the comparable prior year period, and net income for the nine months ended September 30, 2021 of $8.6 million ($0.80 per basic and $0.79 per diluted share), which was $5.0 million, or 139.9%, greater than the same period last year.

The increase in net income came largely from a credit to the provision for loan losses of $954,000 in the third quarter of 2021 as compared to a provision for loan losses of $2.3 million for the third quarter of 2020. For the nine months ended September 30, 2021, the Company recorded a credit of $2.2 million compared to a provision of $5.7 million for the nine months ended September 30, 2020, which represented a $7.9 million, or 138.1%, overall decrease in the provision for loan losses. The Company’s return on average assets and return on average equity were 0.85% and 8.60%, respectively, for the third quarter of 2021 as compared to 0.41% and 4.00%, respectively, for the third quarter of 2020. The Company’s return on average assets and return on average equity were 0.96% and 9.48%, respectively, for the first nine months of 2021 as compared to 0.44% and 4.19%, respectively, for the first nine months of 2020.

On March 12, 2021, the Bank completed its acquisition of two branches located in Warwick and Monroe, New York from ConnectOne Bank, assuming $33.9 million of deposits. The Bank also opened two new branches in Middletown and Newburgh, New York, in the 2nd and 3rd quarters of 2021, respectively.

COVID-19 Impact

Loan Deferrals.  The Bank’s initiative to work with borrowers that were unable to meet their contractual obligations because of the effects of COVID-19 has been successful. As of September 30, 2021, we had 19 loans totaling $22.9 million of remaining deferrals outstanding, all of which were performing in accordance with their contractual terms.

Paycheck Protection Program (“PPP”). The second round PPP program began accepting new loan applications on January 11, 2021 and ended on May 5, 2021, when the Small Business Administration (“SBA”) announced that general funds for the program were depleted. The Bank received SBA approval for 376 loan applications totaling $48.2 million, all of which had been funded. At September 30, 2021, we had $44.1 million of PPP loans outstanding.

Other financial highlights:

●	Record net income of $8.6 million in the first nine months of 2021, a 139.9% increase over the first nine months of 2020.

●	Our return on average equity increased to 9.48% for the first nine months of 2021 from 4.19% for the same nine months of 2020.

●	Total assets grew $133.9 million, or 11.9%, to $1.26 billion at September 30, 2021 from $1.13 billion at December 31, 2020.

●	Total deposits were $1.09 billion at September 30, 2021, increasing $158.0 million, or 17.0%, from $929.4 million at December 31, 2020.

●	Capital positions remain strong with a 9.58% Tier 1 Leverage Ratio; a 13.13% Common Equity Tier 1 Ratio; a 13.13% Tier 1 Risk-Based Capital Ratio; and a 14.12% Total Risk-Based Capital Ratio.

President and Chief Executive Officer Michael J. Quinn said, “Rhinebeck Bancorp delivered strong results for the third quarter and year to date periods. Results were positively impacted by the recapture of loan loss provisions and our net interest margin remained strong at 3.44% for the nine months ended September 30, 2021. We expect a slight improvement in loan growth, excluding PPP loans, over the fourth quarter of 2021. We forecast a return to more normalized loan growth throughout 2022, which will be a significant factor in our earnings expectations for the upcoming year.

Income Statement Analysis

Net interest income increased $1.0 million, or 11.4%, to $10.1 million for the three months ended September 30, 2021, from $9.0 million for the three months ended September 30, 2020. Year to date net interest income increased $2.6 million, or 10.0%, to $29.0 million when compared to $26.3 million for the prior year nine-month period. The increase was primarily driven by higher interest-earning asset balances and lower costs for deposits and borrowings, which were partially offset by lower yields on interest-earning assets. Our net interest margin increased 2 basis points to 3.42% for the three months ended September 30, 2021 and decreased 3 basis points to 3.44% for the nine months ended September 30, 2021, in each case as compared to the comparable prior year period.

The provision for loan losses decreased by $3.2 million, or 142.4%, from $2.3 million for the quarter ended September 30, 2020, to a credit of $954,000 for the current quarter. The provision decreased by $7.9 million, or 138.1%, from a provision of $5.7 million for the nine months ended September 30, 2020 to a credit of $2.2 million for the nine months ended September 30, 2021. The provision in 2020 reflected the onset of the COVID-19 pandemic and related economic conditions. The credits for both the three and nine months ended September 30, 2021 were primarily attributable to a decline in loan balances, an improvement in credit quality and an improvement in the general economy as our customers showed signs of recovering from the pandemic.

Net charge-offs for the quarter ended September 30, 2021 totaled $138,000 compared to $259,000 for the respective period in 2020. For the nine-month period ended September 30, 2021, net charge-offs were $429,000, a decrease of $667,000, or 60.9%, when compared to $1.1 million in the comparable 2020 period. The decrease was primarily due to an improvement in the overall economic environment and pricing gains on the sales of repossessed vehicles as used car prices have risen significantly.

Non-interest income totaled $1.6 million for the three months ended September 30, 2021; a decrease of $457,000, or 21.8%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans on a decline in loan volume. Non-interest income increased $330,000, or 6.1%, to $5.7 million for the nine months ended September 30, 2021. For the nine months ended September 30, 2021, service charges on deposit accounts increased $186,000, or 10.9%, as transaction volume increased, while the cash surrender value of life insurance increased $122,000. A gain related to the collection of life insurance proceeds of $195,000 and an increase in various other non-interest income items of $167,000 also contributed to the increase. These increases were partially offset by a decrease in the gain on sales of mortgage loans of $203,000 and a decrease in investment advisory income of $130,000.

For the third quarter of 2021, non-interest expense totaled $9.1 million, an increase of $1.7 million, or 23.0%, over the comparable 2020 period. The increase was primarily due to an increase in salaries and benefits of $1.0 million, or 24.1%, as the Company hired additional employees for its new branches. For the three months ended

September 30, 2021, occupancy expenses also increased $175,000, or 19.8%, as a result of the additional rent, depreciation and other expenses related to the branch expansion. The addition of branches was also primarily responsible for increased data processing costs of $125,000, increased professional fees of $59,000 and a portion of the increased other non-interest expenses. Other non-interest expenses increased $400,000, or 31.3%. For the nine months ended September 30, 2021, non-interest expense increased $4.5 million, or 20.8%, to $26.0 million from $21.5 million for the comparative period in 2020. The increase was primarily due to an increase in salaries and benefits of $2.4 million, or 19.9%, due to new branch employees as well as annual merit increases, production incentives and employee benefit increases. Occupancy increased $439,000, or 16.8%, professional fees increased $320,000, or 30.3%, and data processing increased $229,000, or 22.0%. Other non-interest expenses increased $1.1 million, or 32.4%, and included an additional estimated reserve of $450,000 for potential consumer compliance issues in the Bank’s indirect automobile portfolio. Additional reserves in the future may be required but cannot be estimated at this time.

Balance Sheet Analysis

Total assets were $1.26 billion at September 30, 2021, representing an increase of $133.9 million, or 11.9%, from $1.13 billion at December 31, 2020. Available for sale securities increased $137.5 million, or 133.5%, primarily due to $181.9 million of new purchases as we deployed excess cash received mostly from PPP borrower-related accounts and government stimulus actions and the additional deposits acquired in the branch acquisitions.  The increase in available for sale securities was partially offset by paydowns, calls and maturities of $42.2 million. Net loans decreased $40.0 million, or 4.6%, primarily due to production shortfalls of commercial loans and non-residential real estate which were partially offset by production increases in new multi-family real estate. Cash and due from banks increased $21.1 million, or 22.6%, primarily due to an increase in deposits held at the Federal Reserve Bank of New York. The cash surrender value of life insurance increased $10.1 million, as the Bank purchased $10.0 million in split-dollar life insurance policies for key employees in the second quarter of 2021.

Past due loans decreased $5.7 million, or 31.6%, between December 31, 2020 and September 30, 2021, finishing at $12.3 million, or 1.5% of total loans, down from $18.0 million, or 2.1% of total loans at year-end 2020. Past due loan balances have been positively impacted by the economic stimulus received by customers along with a recovering economy. Our allowance for loan losses as a percentage of total gross loans was 1.08% at September 30, 2021 as compared to 1.33% at December 31, 2020.

As of September 30, 2021, total liabilities increased $126.2 million, or 12.5%, to $1.14 billion, primarily due to an increase in deposits of $158.0 million. This increase was due to the acquisition of $33.9 million in deposits from ConnectOne Bank, an accumulation of liquidity by customers in response to government stimulus actions, increases in PPP borrower-related accounts and normal fluctuations in some of our large business accounts. A decrease of $30.5 million in Federal Home Loan Bank advances partially offset the increase in liabilities.

Stockholders' equity increased $7.7 million, or 6.6%, to $124.2 million at September 30, 2021, primarily due to net income of $8.6 million, partially offset by a $1.6 million increase in accumulated other comprehensive loss on available for sale securities, as net unrealized gain turned to a net unrealized loss. The Company's ratio of average equity to average assets was 10.09% for the nine-month period ended September 30, 2021 and 10.56% for the year ended December 31, 2020.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fourteen active branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in demand for our products and services, legislative, accounting and regulatory changes and a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Interest and Dividend Income
Interest and fees on loans	$10,402	$10,386	$30,722	$31,001
Interest and dividends on securities	623	476	1,560	1,790
Other income	34	12	66	36
Total interest and dividend income	11,059	10,874	32,348	32,827
Interest Expense
Interest expense on deposits	866	1,553	2,816	5,429
Interest expense on borrowings	134	293	562	1,072
Total interest expense	1,000	1,846	3,378	6,501
Net interest income	10,059	9,028	28,970	26,326
(Credit to) provision for loan losses	(954)	2,250	(2,171)	5,705
Net interest income after (credit to) provision for loan losses	11,013	6,778	31,141	20,621
Non-interest Income
Service charges on deposit accounts	664	558	1,891	1,705
Net realized loss on sales and calls of securities	—	—	—	(29)
Net gain on sales of loans	502	976	2,179	2,382
Increase in cash surrender value of life insurance	158	97	412	290
Net gain from sale of other real estate owned	—	42	2	42
Gain on disposal of premises and equipment	—	13	17	13
Gain on life insurance	—	—	195	—
Investment advisory income	237	380	812	942
Other	78	30	228	61
Total non-interest income	1,639	2,096	5,736	5,406
Non-interest Expense
Salaries and employee benefits	5,162	4,158	14,749	12,305
Occupancy	1,060	885	3,052	2,613
Data processing	450	325	1,269	1,040
Professional fees	439	380	1,375	1,055
Marketing	119	95	353	320
FDIC deposit insurance and other insurance	201	248	542	613
Other real estate owned expense	4	54	7	80
Amortization of intangible assets	27	11	69	32
Other	1,676	1,276	4,551	3,438
Total non-interest expense	9,138	7,432	25,967	21,496
Income before income taxes	3,514	1,442	10,910	4,531
Provision for income taxes	829	292	2,339	958
Net income	$2,685	$1,150	$8,571	$3,573

Earnings per common share:
Basic	$0.25	$0.10	$0.80	$0.33
Diluted	$0.25	$0.10	$0.79	$0.33

Weighted average shares outstanding, basic	10,774,038	10,732,321	10,755,342	10,726,867
Weighted average shares outstanding, diluted	10,946,935	10,732,321	10,914,429	10,726,867

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
Assets
Cash and due from banks	$114,587	$93,485
Available for sale securities (at fair value)	240,389	102,933
Loans receivable (net of allowance for loan losses of $9,034 and $11,633, respectively)	833,841	873,813
Federal Home Loan Bank stock	1,417	2,787
Accrued interest receivable	3,743	3,819
Cash surrender value of life insurance	28,971	18,877
Deferred tax assets (net of valuation allowance of $1,694 and $1,760, respectively)	3,548	3,703
Premises and equipment, net	19,164	18,839
Other real estate owned	89	139
Goodwill	2,235	1,410
Intangible assets, net	460	199
Other assets	14,261	8,825
Total assets	$1,262,705	$1,128,829
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$316,521	$244,344
Interest bearing	770,866	685,020
Total deposits	1,087,387	929,364

Mortgagors’ escrow accounts	4,264	8,494
Advances from the Federal Home Loan Bank	20,145	50,674
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	21,550	18,643
Total liabilities	1,138,501	1,012,330

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,296,770 at September 31, 2021 and 11,303,059 at December 31, 2020, respectively)	112	111
Additional paid-in capital	46,468	46,038
Unearned common stock held by the employee stock ownership plan ("ESOP")	(3,764)	(3,928)
Retained earnings	86,640	78,069
Accumulated other comprehensive loss:
Net unrealized (loss) gain on available for sale securities, net of taxes	(598)	993
Defined benefit pension plan, net of taxes	(4,654)	(4,784)
Total accumulated other comprehensive loss	(5,252)	(3,791)
Total stockholders’ equity	124,204	116,499
Total liabilities and stockholders’ equity	$1,262,705	$1,128,829

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2021	2020	2021	2020	2020

Performance Ratios (1):

Return on average assets (2)	0.85%	0.41%	0.96%	0.44%	0.55%
Return on average equity (3)	8.60%	4.00%	9.48%	4.19%	5.17%
Net interest margin (4)	3.42%	3.40%	3.44%	3.47%	3.56%
Efficiency ratio (5)	78.12%	66.81%	74.82%	67.74%	67.29%
Average interest-earning assets to average interest-bearing liabilities	145.46%	143.16%	144.42%	139.69%	140.37%
Total gross loans to total deposits	76.73%	97.48%	76.73%	97.48%	94.32%
Average equity to average assets (6)	9.93%	10.23%	10.09%	10.60%	10.56%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	1.08%	1.18%	1.08%	1.18%	1.33%
Allowance for loan losses as a percent of non-performing loans	145.64%	180.32%	145.64%	180.32%	183.63%
Net charge-offs to average outstanding loans during the period	(0.02)%	(0.03)%	(0.05)%	(0.13)%	(0.17)%
Non-performing loans as a percent of total gross loans	0.74%	0.66%	0.74%	0.66%	0.72%
Non-performing assets as a percent of total assets	0.50%	0.63%	0.50%	0.63%	0.57%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	13.13%	12.39%	13.13%	12.39%	12.72%
Total capital (to risk-weighted assets)	14.12%	13.60%	14.12%	13.60%	13.97%
Common equity Tier 1 capital (to risk-weighted assets)	13.13%	12.39%	13.13%	12.39%	12.72%
Tier 1 leverage ratio (to average total assets)	9.58%	9.67%	9.58%	9.67%	9.95%

Other Data:
Book value per common share			$ 10.99	$ 10.19	$ 10.31
Tangible book value per common share(8)			$ 10.76	$ 10.05	$ 10.16

(1)	Performance ratios for the three and nine months ended September 30, 2021 and 2020 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because they believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	September 30,		December 31,
	2021	2020	2020
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$124,204	$115,190	$116,499
Total shares outstanding	11,296.77	11,303.06	11,303.06
Book value per common share	$10.99	$10.19	$10.31
Total common equity
Total equity (GAAP)	$124,204	$115,190	$116,499
Goodwill	(2,235)	(1,410)	(1,410)
Intangible assets	(460)	(209)	(199)
Tangible common equity (non-GAAP)	$121,509	$113,571	$114,890
Tangible book value per common share
Tangible common equity (non-GAAP)	$121,509	$113,571	$114,890
Total shares outstanding	11,296.77	11,303.06	11,303.06
Tangible book value per common share	$10.76	$10.05	$10.16

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com